Exhibit 99.1

Release for 4:00 P.M., C.D.T.
January 12, 2011

Rochester Medical Corporation Announces Agreement to acquire Laprolan B.V.

Stewartville, MN January 12, 2011

Rochester Medical Corporation (NASDAQ:ROCM) today announced it had reached an agreement with Fornix N.V. to purchase from Fornix its wholly owned subsidiary Laprolan B.V., a medical supplies distribution company located in Beuningen, The Netherlands. Laprolan distributes wound care, ostomy care and urology products into the Dutch market and had unaudited revenues of approximately €8.0 million (approximately $10.5 million) in calendar 2010.

Under the agreement, Rochester Medical will pay approximately €10.35 million (approximately $13.73 million) in cash for the shares of Laprolan B.V. The transaction is subject to approval by the shareowners of Fornix N.V., which will convene an extraordinary general meeting of shareholders for such purpose as soon as possible with the aim to complete the transaction soon thereafter. The transaction is expected to close at the latest by May 31, 2011, but will have a retroactive effective date of January 1, 2011.

Commenting on today’s announcements, Rochester Medical CEO and President Anthony J. Conway said, “This acquisition when completed fits nicely with our ongoing plan to expand our direct branded presence in mainland Europe. Laprolan has provided quality products and service to its customers in the Netherlands for 25 years, including Rochester Medical’s products for the past 16 years. Laprolan has distribution rights to market leading products in wound care, ostomy care and urology products in the Netherlands and its product lines and sales presence are a welcome addition to the Rochester Medical product offering and team.”

Conway concluded, “I am extremely pleased with this opportunity for Rochester Medical, and we look forward to completing this acquisition and making it a successful part of our future.”

Rochester Medical plans to discuss the acquisition of Laprolan further during its first quarter 2011 earnings conference call scheduled for January 25, 2011.

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected completion of the acquisition and financial results of Laprolan. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current economic conditions, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com. More information about Laprolan B.V. is available at www.laprolan.nl.

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